Exhibit 21.1
THE ST. JOE COMPANY
LIST OF SUBSIDIARIES

(Includes 100% directly owned entities, indirectly owned entities and joint venture entities of which we may be a majority, equal or minority partner)

COMPANY NAME	STATE OF ORGANIZATION
Artisan Park, L.L.C.	DE
Arvida Realty, LLC	FL
Bay Parkway Multi-Family, LLC	FL
Bay Point Marina, LLC	FL
Breakfast Point, LLC	FL
Commercial Real Estate Acquisitions, LLC	FL
Commercial Real Estate Development, LLC	FL
Commercial Real Estate Holdings, LLC	FL
Crooked Creek Utility Company	FL
Florida Timber Finance I, LLC	DE
Florida Timber Finance II, LLC	DE
Florida Timber Finance III, LLC	DE
Georgia Timber Finance I, LLC	DE
NatureWalk Office, LLC	FL
Northwest Florida Timber Finance, LLC	DE
Panama City Beach Venture II, LLC	FL
Panama City Beach Venture III, LLC	FL
Panama City Beach Venture PCM, LLC	FL
Paradise Pointe, L.L.C.	FL
Park Point Land, LLC	FL
Peach Creek Aggregate Storage and Transport, LLC	FL
Plume Street, LLC	DE
Plume Street Manager, LLC	DE
Residential Community Title Company	DE
Resort Real Estate Holdings, LLC	FL
SJPPN, LLC	FL
Southeastern Land Ventures, LLC	DE
Southwood Tallahassee, LLC	FL
St. James Island Utility Company	FL
St. Joe Club & Resorts Vacation Rentals, LLC	FL
St. Joe Community Sales, Inc.	FL
St. Joe Corporate Services, LLC	FL
St. Joe Development, LLC	FL
St. Joe Resort Operations, LLC	FL
St. Joe VentureCrossings Leasing, LLC	FL
SummerCamp Beach, LLC	FL
St. Joe SouthWood Properties, Inc.	FL
St. Joe Timberland Company of Delaware, L.L.C.	DE
SweetTea Publishing, L.L.C.	FL
Talisman Sugar Corporation	FL

The WaterSound Company, LLC	FL
WaterColor Inn, LLC	FL
Watersound Aggregate Storage & Transport, LLC	FL
WaterSound Beach Club, LLC	FL
Watersound Parkway, LLC	FL
Watersound Title Agency, LLC	FL
WaterSound Trail, LLC	FL
WindMark Beach, LLC	FL
Windmark JV, LLC	FL